EXHIBIT  99
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                                [GRAPHIC OMITTED]
                                  MEASUREMENT
                                  SPECIALTIES


Contact:     Joseph R. Mallon, Jr., CEO
             Kirk J. Dischino, CFO
             973  808-1819

             Boutcher & Boutcher, Investor relations
             Aimee  Boutcher
             973  239-2878

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

           MEASUREMENT SPECIALTIES COMPLETES ACQUISITION OF TERRAILLON

     Fairfield, NJ, August 10, 2001 - Measurement Specialties, Inc. (AMEX: MSS) today announced that it completed the acquisition of Terraillon Holdings Limited.
     Measurement Specialties acquired all of the outstanding shares of Terraillon Holdings Limited "Terraillon," a European manufacturer of branded, consumer, bath and kitchen scales. The Company paid a total of $17.1 million to acquire Terraillon. The purchase price included $10.3 million in cash, and 504,000 shares of Measurement Specialties common stock, of which 40% was allocated to continuing Terraillon management. In addition, the company assumed approximately $4 million in debt. For calendar 2000, Terraillon sales were $34.6 million.
     Joseph R. Mallon, Jr., Chairman and Chief Executive Officer, commented, "Terraillon and its outstanding management team fit perfectly with Measurement Specialties Consumer Products business. Terraillon's distribution channels and brand name complement our strong existing OEM partnerships, expanding our European business. Mr. Fergal Mulchrone and his team have done an outstanding job of positioning Terraillon for growth. Mr. Mulchrone will continue to serve as the CEO of Terraillon, adding the additional responsibilities of corporate Vice President of Measurement Specialties, and Co-Director of the Measurement Specialties Consumer Products business."
     Mr. Mallon continued "With our strong and growing base of sensor-based, consumer products, we can leverage our manufacturing and support infrastructure, engineering and product development capabilities, and purchasing power to achieve significant profitability as a result of this acquisition." Mr. Mark Cappiello, Vice President Sales & Marketing of Measurement Specialties commented, "Terraillon has a long history of excellence in consumer scales. The Terraillon brand name, innovative product design, and broad product offering combined with what we have created at Measurement Specialties presents unique opportunities for growth and profitability in the sensor-based, consumer, market."
     Mr. Mulchrone, CEO of Terraillon stated "I am proud of our record at Terraillon. We grew sales, introduced new products, and significantly enhanced profitability. In deciding to join with Measurement Specialties, we chose our partner carefully. Our combined strengths will result in the best and largest consumer scale company in the world, with outstanding prospects for growth. As


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equity  owners  in  Measurement  Specialties,  we  are  focused  on  increasing shareholder  value."
     Measurement Specialties (AMEX: MSS), is a leading designer and manufacturer of sensors, and sensor-based, consumer products. Measurement Specialties produces sensors that measure physical variables, such as pressure, acceleration, force, displacement, angle, and distance. The Company uses multiple, advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to produce precise, cost effective sensors.

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, included but not limited to, statements with respect to the Terraillon acquisitions, future profitability, and revenueForward looking statements may be identified by such words or phases as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projected", "may", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ materially include: conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in identifying, financing and integrating acquisition candidates; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active acquisition program. Unless otherwise stated forward looking statements do not include the impact of acquisitions, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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